SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Information Resources, Inc.

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INFORMATION RESOURCES, INC.
150 North Clinton Street
Chicago, Illinois 60661

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

To be held May 15, 2003

To the Stockholders of
      INFORMATION RESOURCES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of INFORMATION RESOURCES, INC. (the “Company”), will be held at the offices of the Company, 150 North Clinton Street, Chicago, Illinois 60661 on Thursday, May 15, 2003, at 10:00 am Central Daylight Time, for the purpose of considering and acting upon the following matters:

1	.	To elect three directors to the Board of Directors of the Company, each to serve for a term of three years;
2	.	To adopt an amendment to the Company’s 1996 Stock Plan for Non-Employee Directors in Lieu of Cash Retainerto authorize the issuance of an additional 250,000 shares of Company stock thereunder;
3	.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year endingDecember 31, 2003; and
4	.	To consider and act upon such other business as may properly come before the Meeting or any adjournmentthereof.

     Stockholders of record as of the close of business on March 20, 2003 will be entitled to notice of, and to vote at, the Meeting. The transfer books will not be closed. For ten days prior to the Meeting, a list of stockholders entitled to vote at the Meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 150 North Clinton Street, Chicago, Illinois 60661 and will be subject to inspection by any stockholder at any time during the Company’s usual business hours. The list will also be available for inspection by any stockholder during the Meeting. Stockholders who do not expect to attend in person are urged to either execute and return the accompanying proxy in the envelope enclosed or to vote electronically via the Internet or telephone in accordance with instructions on the enclosed proxy card.

     The Annual Report of the Company for the year 2002 is being mailed to all stockholders of record and accompanies this Proxy Statement.

By order of the Board of Directors, INFORMATION RESOURCES, INC. Monica M. Weed Secretary

Chicago, Illinois
April 16, 2003

YOUR VOTE IS IMPORTANT
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
OR VOTE ELECTRONICALLY AS INSTRUCTED ON THE PROXY CARD
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING

PROXY STATEMENT

INFORMATION RESOURCES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2003

GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Information Resources, Inc., a Delaware corporation (the “Company”), 150 North Clinton Street, Chicago, Illinois 60661, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders to be held on May 15, 2003, and any adjournments thereof (the “Meeting”). Stockholders of record as of the close of business on March 20, 2003 are entitled to notice of and to vote at the Meeting. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is April 16, 2003.

     Stockholders are urged to sign, date and complete the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose or vote electronically via the Internet or telephone in accordance with the instructions on the enclosed proxy card. Returning a proxy card or voting electronically via the Internet or telephone will not prevent a stockholder from attending the Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, or you have given your proxy by telephone or over the Internet in time for voting, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the persons designated on the proxy (i) for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or unwilling to serve), (ii) for the adoption of an amendment to the Company’s 1996 Stock Plan for Non-Employee Directors in Lieu of Cash Retainer to authorize the issuance of an additional 250,000 shares of Company stock thereunder, (iii) for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2003, and (iv) in the discretion of such persons, upon such matters not presently known or determined which may properly come before the Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting other than the proxies designated by the Board of Directors may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

     A stockholder who has given a proxy may revoke it at any time before it is voted by (i) submitting a subsequently dated proxy, (ii) written notification to the persons named therein as proxies, which may be mailed or delivered to the Secretary of the Company at the above address, or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

     The presence in person or by proxy (including shares voted electronically) of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Meeting.

     Directors will be elected by the plurality vote of stockholders entitled to vote at the Meeting and present in person or by proxy. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

     If a quorum is present, the affirmative vote of a majority of the shares entitled to vote at the Meeting and present in person or by proxy will be sufficient to approve the adoption of the Amendment to the Company’s 1996 Stock Plan for Non-Employee Directors in Lieu of Cash Retainer and to ratify the appointment of the independent auditors. Abstentions will be treated as a vote against the adoption of the Amendment to the Company’s 1996 Stock Plan for Non-Employee Directors in Lieu of Cash Retainer and against the ratification of the independent auditors, while broker non-votes will have no effect on the outcome of the proposals.

     The Company has one class of stock outstanding, Common Stock, $.0l par value per share (“Common Stock”). On March 20, 2003, 29,808,580 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the Meeting. There are no cumulative voting rights with respect to the election of directors.

OWNERSHIP OF SECURITIES

     The following table shows the total number and percentage of shares of Company Common Stock beneficially owned as of the dates designated below by each person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Joseph L. Harrosh	2,950,150 (2)	9.90
40900 Grimmer Blvd.
Fremont, CA 94538

Dimensional Fund Advisors Inc.	2,063,673 (3)	6.92
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Mellon Financial Corporation	1,805,562 (4)	6.06
One Mellon Bank Center
500 Grant Street
Pittsburgh, PA 15258

     The following table shows the total number and percentage of shares of Company Common Stock beneficially owned as of March 20, 2003 by (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), and (iii) all current directors and current executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (5) (6) (7)	Percent of Class (1)

James G. Andress	52,705	*
Andrew G. Balbirer	213,952	*
Timothy S. Bowles	178,750	*
William B. Connell	14,643	*
Joseph P. Durrett	1,146,323	3.74
Bruce A. Gescheider	7,858	*
Eileen A. Kamerick	3,230	*
Edward C. Kuehnle	180,053	*
John D.C. Little, Ph.D	217,860	*
Leonard M. Lodish, Ph.D	74,714	*
Raymond H. Van Wagener, Jr	6,858	*
Monica M. Weed	72,458	*
Thomas W. Wilson, Jr	142,331	*
All current directors and current executive officers as a group (14 persons)	2,206,534	7.06

*Less than 1%.

(1)	Based on 29,808,580 shares outstanding on March 20, 2003.
(2)	Number of shares is based upon information set forth in Schedule 13G/A filed with the SEC as of February 5, 2003.
(3)	Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 11, 2003,which indicates that Dimensional Fund Advisors Inc., a registered investment advisor, furnishes investment advice tofour investment companies registered under the Investment Company Act of 1940, and serves as investment manager tocertain other commingled group trusts and separate accounts.

(4)	Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 22, 2003,which indicates that such shares are beneficially held by Mellon Financial Corporation and several direct and indirectsubsidiaries of Mellon Financial Corporation.

(5)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. Thenumber of shares disclosed for the following individuals includes stock options which are exercisable within 60 days ofMarch 20, 2003 in the following amounts: (i) James G. Andress — 44,375 options; (ii) Andrew G. Balbirer — 152,917options; (iii) Timothy S. Bowles — 128,750 options; (iv) William B. Connell — 4,375 options; (v) Joseph P. Durrett —819,500 options; (vi) Bruce A. Gescheider — 4,375 options; (vii) Eileen A. Kamerick — 1,250 options; (viii) EdwardC. Kuehnle — 121,250 options; (ix) John D.C. Little, Ph.D. — 29,928 options; (x) Leonard M. Lodish, Ph.D. —52,033 options; (xi) Raymond H. Van Wagener, Jr. — 4,375 options; (xii) Monica M. Weed — 49,605 options; (xiii)Thomas W. Wilson, Jr. — 129,375 options; and (xiv) all current directors and current officers as a group — 1,451,108options.

(6)	Amounts include stock held for the benefit of the named individual in the Company’s 401(k) Retirement Savings Planas of March 20, 2003 in the following amounts: (i) Andrew G. Balbirer — 954 shares; (ii) Joseph P. Durrett —1,861shares; (iii) Edward C. Kuehnle — 1,016 shares; (iv) Monica M. Weed — 1,117 shares; and (vi) all current directorsand current officers as a group — 5,747 shares. Amounts also include grants made to the named individual pursuant tothe Company’s Nonqualified Defined Contribution Plan as of March 20, 2003 in the following amounts: (i) Andrew G.Balbirer — 50,000 shares; (ii) Timothy S. Bowles — 50,000 shares; (iii) Edward C. Kuehnle — 50,000 shares; (iv)Monica M. Weed — 20,000 shares; and (vi) all current directors and current officers as a group – 155,000 shares.

(7)	Amounts include stock purchased by the named individual pursuant to the Company’s Employee Stock Purchase Planas of March 20, 2003 in the following amounts: (i) Andrew G. Balbirer — 7,581 shares; (ii) Joseph P. Durrett — 7,162shares; (iii) Edward C. Kuehnle — 5,132 shares; (iv) Monica M. Weed — 1,736 shares; and (vi) all current directorsand current officers as a group — 21,611 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (“Section 16”) sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent stockholders of a publicly-held company. To the Company’s knowledge, the Company’s directors and executive officers satisfied all filing requirements in 2002 except that the Company filed the Form 3, Initial Statement of Beneficial Ownership, one day late for Director Eileen Kamerick and the Form 5, Annual Statement of Changes in Beneficial Ownership, eleven days late for each of the Company’s directors and executive officers. In making the foregoing disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the Section 16 reports that they have filed with the SEC.

ELECTION OF DIRECTORS

(Proposal Number 1 on the Enclosed Proxy Card)

     The By-laws of the Company provide that the number of directors of the Company shall not be less than five nor more than fifteen and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at nine. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes (as nearly equal in number as possible) and that the directors will be elected to hold office for terms of three years or until their successors are elected and qualified. By resolution, all non-employee directors elected or appointed to the Board after May 20, 1999 shall be limited to a maximum number of four three-year terms (a total of 12 years). Those directors identified below as nominees for election have been nominated for election to full three-year terms ending in 2006. Also listed below are the remaining directors of the Company whose terms expire as indicated below.

     It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the listed nominees. Proxies will not be voted for a greater number of nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, as of the date of this Proxy Statement, officials of the Company know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

Nominees for Election:
Name	Age	Positions with Company, Business Experience and Other Positions

Joseph P. Durrett	57	Chairman of the Board of Directors, Chief Executive Officer and President of the Company since April 1999; Current member of the Executive and Nominating Committees; President and Chief Executive Officer of Broderbund Software Inc. from October 1996 to December 1998; Chief Operating Officer of Advo, Inc. from September 1992 to July 1996.

Bruce A. Gescheider	56	Director since August 1999; Current Chairman of the Nominating Committee and current member of the Compensation Committee; President of Moana Nursery since January 2002; President and CEO of ACCO World Corporation from 1997 to 2000; President and CEO of ACCO North America from 1991 to 1997.

John D.C. Little, Ph.D	75	Director since 1985; Current member of the Compensation Committee; Institute Professor, Massachusetts Institute of Technology since 1989 (professor since 1962); Co-Founder and Chairman of Management Decision Systems, Inc. from 1967 to 1985; Co-Founder and Director of InSite Marketing Technology from 1997 to 1999.

Terms Expiring in 2004:
William B. Connell	63	Director since August 1999; Current Chairman of the Compensation Committee and current member of the Audit Committee; Chairman of EDB Holdings, Inc. since 1994; Director of The Remington Products Company and Aurora Foods.

Leonard M. Lodish, Ph.D	59	Director since 1985; Current member of the Executive Committee; Samuel R. Harrell Professor since 1986, Vice Dean, Wharton West since 2001, and Chairman of the Global Consulting Practicum since 1978, all at the Wharton School of Business, University of Pennsylvania; Director of Franklin Electronic Publishers, Inc. and J&J Snack Foods Corp.

Raymond H. Van Wagener, Jr	51	Director since August 1999; Current Chairman of the Audit Committee; Chief Executive Officer of dbDoctor, Inc. since January 2001; Independent Consultant for Internet and consumer technology services from February 1999 to December 2000; Chief Executive Officer of Infobeat, Inc. from January 1997 to January 1999; Vice President and General Manager of Procter & Gamble (Asia) from 1992 to 1998.

Thomas W. Wilson, Jr	71	Director since August 1991; Current member of the Executive Committee; Chief Executive Officer of the Company from November 1998 to April 30, 1999; Chairman of the Board of Directors of the Company from April 1995 to April 30, 1999; Senior Partner of McKinsey & Company, management consultants, from 1973 until 1990 (retired); Director of Park City Group, Inc.

Terms Expiring in 2005:
James G. Andress	64	Director since November 1989; Current Chairman of the Executive Committee and current member of the Compensation Committee; President and Chief Operating Officer of the Company from March 1994 to September 1995; Chief Executive Officer from May 1990 to September 1995; Vice Chairman from July 1993 until March 1994; Chairman, Director and Chief Executive Officer of Warner-Chilcott PLC from November 1996 to November 2000; Director of Sepracor, Inc., Option Care, Inc., Xoma Corporation, Allstate Corporation and Dade-Behring, Inc.

Eileen A. Kamerick	44	Director since May 2002; Current member of the Audit Committee; Executive Vice President and Chief Financial Officer of Bcom3, a subsidiary of Publicis Groupe, since September 2001; Executive Vice President and Chief Financial Officer of United Stationers, Inc. from October 2000 to September 2001; Vice President and Chief Financial Officer of BP Amoco America (following merger of British Petroleum p.l.c. and Amoco Corporation) from December 1998 to September 2000; Vice President and Treasurer of Amoco Corporation from June 1998 to December 1998; Vice President and General Counsel of GE Capital - Auto Financial Services from 1996 to May 1998.

Committees of the Board of Directors, Meetings and Compensation of Directors

     During 2002, the Board of Directors met on five occasions. All members attended at least 75% of the Board of Directors’ meetings and their respective Committee meetings. The Board of Directors also met telephonically on an informal basis on numerous occasions throughout 2002. The Board of Directors maintains an Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the By-laws or limited by the provisions of the Delaware General Corporation Law. The Executive Committee did not meet during 2002.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year and reviews the scope of the audit, the independent auditors’ report and the auditors’ comments relative to the adequacy of the Company’s system of internal controls and accounting policies. The Audit Committee met during 2002 on four occasions. Each member of the Audit Committee satisfies the independence requirements established by Rule 4200 (a)(15) of the NASD listing standards.

     The Compensation Committee is responsible for reviewing and approving salaries and other compensation for the Company’s executive officers. The Compensation Committee met during 2002 on two occasions.

     The Nominating Committee is responsible for identifying potential candidates to serve on the Board of Directors, considering the appropriateness of nominations made by others and making recommendations to the Board of Directors regarding potential candidates. The Nominating Committee met during 2002 on one occasion.

     Directors of the Company who are also employees do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Pursuant to the Company’s 1996 Stock Plan for Independent Directors, non-employee Directors are issued shares of Common Stock in lieu of 75 percent of the cash retainer otherwise payable for his or her services on the Board. Pursuant to this plan, each non-employee Director who served for all of 2002 received 2,841 shares of Common Stock for services rendered in 2002 and an annual cash retainer fee of $5,250. Each non-employee director also receives a $1,000 cash attendance fee for each board meeting attended in person. Each non-employee Director who serves on a committee (excluding the Chairperson) receives an additional annual cash fee of $2,500 for each committee on which he/she serves. Chairpersons of such committees each receive an annual cash fee of $5,000 for each committee on which he/she serves as Chairperson. Each non-employee committee member also receives a $500 cash attendance fee for each committee meeting attended in person or telephonically. Total cash fees for committee membership, attendance fees and the cash portion of the annual retainer paid during 2002 to non-employee Directors were as follows: James G. Andress — $15,518; William B. Connell — $18,518; Bruce A. Gescheider — $18,018; Eileen A. Kamerick — $6,880; John D. C. Little, Ph.D. — $15,018; Leonard M. Lodish, Ph.D. — $14,018; Raymond H. Van Wagener, Jr. — $14,768; and Thomas W. Wilson, Jr. — $15,268.

     Each non-employee Director also receives an annual grant of 2,500 stock options. During 2002, the Company granted options to purchase 5,000 shares of the Company’s Common Stock to each of the non-employee Directors for their service in 2002 and 2003. The exercise price of these options was $10.00, the market value of the Company’s Common Stock on the date of grant.

     In 2000, the Company adopted the Information Resources, Inc. Directors Deferred Compensation Plan, pursuant to which directors were provided the opportunity to defer the cash and/or stock portions of their director fees. In August 2002, the Board of Directors elected to terminate the Directors Deferred Compensation Plan effective January 15, 2003. All cash and stock deferred under this plan were paid to participating directors in a lump sum in cash in early 2003.

EXECUTIVE COMPENSATION

     The following information regarding compensation is given with respect to (i) the Company’s Chief Executive Officer during 2002, and (ii) the four other highest paid executive officers of the Company who served as executive officers at year end 2002.

Report on Executive Compensation

     The Compensation Committee (the ’’Committee’’) is responsible for reviewing and approving the annual salary, bonus and other compensation of the Company’s executive officers. The Committee also makes recommendations with respect to stock option grants to the Company’s executive officers. The Committee is composed entirely of outside directors.

     The goals of the Company’s compensation programs are to align executive compensation with the Company’s performance and to attract, retain and reward executive officers who contribute to the Company’s success within a highly competitive information and technology industry. The programs are intended to support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation in future years. Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a Named Executive Officer, unless compensation is performance based. The Committee has determined that, while Section 162(m) should be given consideration in compensating executive officers, the Committee’s compensation philosophy should not be arbitrarily altered in order to limit or maintain executive compensation within the Section 162(m) deduction limit. The Committee has, however, determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to permit all amounts paid to the Named Executive Officers to be deductible by the Company.

Compensation of Executive Officers Generally

     The Company’s fundamental compensation philosophy is to relate the total compensation package for an executive officer directly to his or her contribution to the Company’s performance objectives. Each executive’s incentive, or ’’at risk,’’ compensation is typically directly tied to the achievement of both Company and individual objectives, including both quantitative and qualitative objectives. The performance objectives of each executive officer differ depending upon individual roles and responsibilities within the management group and typically include performance objectives for both the Company and a business unit or function for which the executive officer has direct involvement. Certain elements of compensation for individual executive officers are also dictated by employment agreements that are in place.

     In 2002, the Committee emphasized financial, strategic and growth oriented objectives. It generally based its determination of executive performance upon the achievement of the following pre-established objectives: (i) improvement of the Company’s earnings per share; and (ii) development and execution of additional growth initiatives.

     For the year ended December 31, 2002, the Company reported a net loss of $13.0 million or $.44 per share for 2002 compared to a net loss of $3.9 million or $.13 per share for 2001. The Company’s 2002 net loss included a $7.1 million or $.24 per share charge for the cumulative effect of a change in accounting for goodwill. Revenue of $554.8 million was down slightly from prior year. Revenue from the Company’s U.S. business declined 2% for the year compared to 2001 while International revenue was up 6% over 2001 in U.S. dollars and 1% in local currencies.

     The Company’s executive compensation package consists of three principal components: (i) base salary; (ii) potential for an annual cash bonus; and (iii) the opportunity to earn stock option grants and/or allocations of stock under the Company’s Nonqualified Defined Contribution Plan. The Company generally seeks to position its compensation package for each executive position at a level which, for outstanding performance, is at or somewhat above industry average. In addition, the Company strives to make as much of the total compensation mix as possible variable, based on performance.

     Salary. The Committee reviews each executive officer’s salary annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, and Company and individual performance compared to the preceding year, contractual provisions in employment and other agreements, as well as competitive market data on salary levels. On November 1, 2002, five of the six executive officers received salary increases based on their 2001 performance. All executive officers voluntarily delayed their merit increases on May 1, 2002 by six months and, therefore had not received increases during the prior 18 months. Specifically, on November 1, 2002, three executive officers received a three percent increase, one executive officer received a three and a half percent increase and one executive officer received a four percent increase. Further, one executive officer received a one time lump sum payment of $10,000 for assuming additional responsibilities. On March 3, 2003, the Committee decided that no merit increases would be granted in 2003 based on 2002 business results to any executive officers, division presidents or other employees who report directly to the CEO.

     In 1999, the Company adopted the Information Resources, Inc. Executive Deferred Compensation Plan to provide certain employees of the Company with an opportunity to accumulate additional financial security by deferring compensation amounts in excess of the amount which may be deferred under the Company’s 401(k) Retirement Savings Plan. Participation in the Executive Deferred Compensation Plan was limited to executives of the Company at the Senior Vice-President level and above or any other executive of the Company approved by the committee charged with administering the plan. The Company adopted the plan to aid in attracting and retaining executives of exceptional ability. Five of the six executive officers of the Company participated in the Executive Deferred Compensation Plan in 2002. In August 2002, the Board of Directors elected to terminate the Executive Deferred Compensation Plan, effective January 15, 2003. All amounts deferred under this Plan were paid to participants in a lump sum in cash on January 31, 2003.

     Cash Bonuses. During fiscal year 2002, each executive officer of the Company was eligible for a target annual incentive bonus calculated by the Committee as a percentage of the officer’s base salary. Target bonus is defined as the payment earned if an officer achieves 100% of his/her objectives including Company and individual objectives. The Company’s bonus plan allows for the payment of adjusted (i.e. lower or higher) amounts based on the comparison of results against objectives. For 2002, bonus targets ranged from 28% to 60% of an executive officer’s salary. In determining the cash bonuses, the Committee considered Company financial performance as the sole measure of performance. For 2002, one executive officer received a special discretionary cash bonus equal to 29% of the officer’s target bonus in consideration for special performance, while the remaining five executive officers received no cash bonus for 2002 performance.

     Option Grants. The Compensation Committee is responsible for determining the executive officers to whom stock option grants should be made, the timing of the grants, the exercise price per share and the number of shares subject to each option. The Compensation Committee has final approval of option grants made to executive officers. Stock options granted to executive officers generally vest over a four-year period and are typically granted with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant. The ultimate value of stock options is directly tied to change in the value of a share of Common Stock. The Committee also considers the amount and terms of options already held by a particular officer, the role of each executive in accomplishing the Company’s performance objectives and the highly competitive nature of the Company’s industry. In March 2002, the Company awarded stock options to six executive officers for 2001 performance. The strike price on these awards was $8.25. In 2003 no executive officer will receive any stock option awards for 2002 performance.

     Stock Allocations Pursuant to Nonqualified Defined Contribution Plan. In the fourth quarter of 1999, the Company adopted the Information Resources, Inc. Nonqualified Defined Contribution Plan (the “Defined Contribution Plan”) in order to better align the interests of employees of the Company and its affiliates with the interests of the Company’s stockholders. No Company stock was allocated to executive officers under the Defined Contribution Plan in 2002.

     The Committee believes that stock based incentives for executive officers are an important feature of the Company’s executive compensation package. The Committee believes that stock based incentives directly motivate an executive to maximize long-term stockholder value and provide the executive officer with the opportunity to share in the appreciation of the value of the stock of the Company.

     Compensation of the Chief Executive Officer.During 2002, the office of Chief Executive was served by Mr. Joseph P. Durrett, who also holds the title of Chairman and President. During 2002, the Company compensated Mr. Durrett utilizing the same philosophy and general criteria used for other executive officers as described above. Mr. Durrett’s principal quantitative performance objectives included specific earnings per share targets, as well as other strategic objectives including new business initiatives.

     During 2002, Mr. Durrett received $540,750 of salary and no cash bonus based on his achievement of Company financial and personal objectives in 2002. Mr. Durrett received a three percent salary increase in November of 2002 based on 2001 performance. Mr. Durrett’s 2002 salary increase for 2001 performance was delayed six months from May 1, 2002 to November 1, 2002, and he therefore received no merit increase for 18 months. In 2003, Mr. Durrett will receive no merit increase based on 2002 Company financial performance. In March 2002, Mr. Durrett received 125,000 stock options at a strike price of $8.25 based on his 2001 performance. Mr. Durrett will not receive any stock options in 2003 based on 2002 performance.

      The foregoing report has been approved by the current members of the Compensation Committee.

The Compensation Committee William B. Connell, Chairman James G. Andress Bruce A. Gescheider John D.C. Little

Summary Compensation Table

     The following table sets forth all compensation to the Named Executive Officers for services rendered to the Company for the Company’s last three fiscal years:

		Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year	Salary		Bonus		Restricted Stock Award (s)	Securities Underlying Options/SARs		All Other Compensation (1)
Joseph P. Durrett Chief Executive Officer, President and Chairman of the Board	2002 2001 2000	$527,181 525,000 525,000		$44,000 179,000 148,160	(2) (3) (4)	0 0 0	125,000 75,000 225,000	(5) (5)	$61,335 59,138 4,725	(6) (7)
Andrew G. Balbirer Chief Financial Officer	2002 2001 2000	339,404 333,450 276,250	(8)	0 53,352 70,000	(9)	0 0 0	70,000 55,000 175,000	(10)	4,950 4,725 344,729	(11)
Timothy S. Bowles (12) Group President, International Services	2002 2001 2000	290,626 274,949 277,259		0 26,300 58,300		0 0 0	25,000 25,000 50,000		46,087 43,522 45,587	(13) (14) (15)
Edward C. Kuehnle Group President, North American Services	2002 2001 2000	325,336 321,324 312,977		0 100,000 44,000		0 0 0	35,000 50,000 15,000		13,720 22,560 74,459	(16) (17) (18)
Monica M. Weed Executive Vice President, General Counsel and Corporate Secretary	2002 2001 2000	200,492 196,335 183,545		0 24,000 20,000		0 0 0	20,000 35,000 20,000		4,9504 5,2161 4,842	(19) (20)

(1)	Except as otherwise noted, represents contributions made by the Company to the Information Resources, Inc. 401 (k) Retirement Savings Plan.
(2)	This amount represents a guaranteed payment under Mr. Durrett’s employment agreement.
(3)	$44,000 of this amount represents a guaranteed payment under Mr. Durrett’s employment agreement. The balance, $135,000, represents bonus paid to Mr. Durrett for 2001 performance.
(4)	$44,000 of this amount represents a guaranteed payment under Mr. Durrett’s employment agreement. The balance, $104,160, represents bonus paid to Mr. Durrett for his 2000 performance.
(5)	Options granted pursuant to terms of employment agreement.
(6)	Mr. Durrett received perquisites valued at $56,385 in 2002 for reimbursement of living expenses.
(7)	Mr. Durrett received perquisites valued at $54,413 in 2001 for reimbursement of living expenses.
(8)	Mr. Balbirer joined the Company and the executive management team in February 2000; therefore his salary for 2000 is prorated for the period of time he was actually employed by the Company.
(9)	Minimum of $70,000 bonus guaranteed as part of employment contract.
(10)	Options granted February 18, 2000 pursuant to terms of employment agreement.
(11)	In 2000, 50,000 shares of Company stock were allocated to a stock account maintained for the benefit of Mr. Balbirer pursuant to the Company’s Nonqualified Defined Contribution Plan. The value of such shares, $343,750, is based upon the fair market value of the Company’s stock,$6.875, on February 18, 2000, the date of grant.

(12)	Mr. Bowles is compensated in British Pounds.Salary and All Other Compensation amounts represent translation into U.S. Dollars as of December 31, 2002 based on an average exchange rate for the year.
(13)	Mr. Bowles received perquisites valued at$46,087 in 2002, consisting of contributions to a pension fund on behalf of Mr. Bowles ($29,063) and a company car and reimbursement of related car expenses ($17,024).

(14)	Mr. Bowles received perquisites valued at$43,522 in 2001, consisting of contributions to a pension fund on behalf of Mr. Bowles ($27,316) and a company car and reimbursement of related car expenses ($16,206).

(15)	Mr. Bowles received perquisites valued at$45,587 in 2000, consisting of contributions to a pension fund on behalf of Mr. Bowles ($27,725) and a company car and reimbursement of related car expenses ($17,862).

(16)	Mr. Kuehnle received perquisites valued at$8,770 in 2002 for reimbursement of relocation expenses.
(17)	Mr. Kuehnle received perquisites valued at$17,835 in 2001 for reimbursement of relocation expenses.
(18)	Mr. Kuehnle received perquisites valued at$69,734 in 2000 for reimbursement of relocation expenses.
(19)	Ms. Weed received perquisites valued at $40,491 in 2001 for reimbursement of educational expenses incurred in 2000and 2001.
(20)	Ms. Weed received perquisites valued at $10,117 in 2000 for reimbursement of educational expenses incurred in 1999.

Stock Option/SAR Grants in Last Fiscal Year

     The following table sets forth certain information regarding stock options and stock appreciation rights (SARs) granted in 2002 for each of the Named Executive Officers:

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options/SARs Granted (1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price (2)	Expiration Date	5%	10%
Joseph P. Durrett	125,000	9.82	8.25	03/14/2012	$648,548	$1,643,547
Andrew G. Balbirer	70,000	5.50	8.25	03/14/2012	363,187	920,386
Timothy S. Bowles	25,000	1.96	8.25	03/14/2012	129,710	328,709
Edward C. Kuehnle	35,000	2.75	8.25	03/14/2012	181,593	460,193
Monica M. Weed	20,000	1.57	8.25	03/14/2012	103,768	262,968

(1)	Unless indicated otherwise, represents stock options.

(2)	Represents the fair market value of the Company’s Common Stock on the date of grant.

(3)	The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securitiesand Exchange Commission and are not intended to forecast future appreciation of the price of the Company’s CommonStock.

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

     The following table sets forth certain information regarding stock options and SARs exercised during 2002 for each of the Named Executive Officers:

Name	Shares Acquired on Exercise	Value Realized	Number of securities underlying unexercised options/SARs at fiscal year end		Value of unexercised in-the- money options/SARs at fiscal year end (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph P. Durrett	0	0	714,000	311,000	0	0
Andrew G. Balbirer	0	0	72,084	227,916	0	0
Timothy Bowles	0	0	116,250	73,750	0	0
Edward C. Kuehnle	0	0	110,000	90,000	0	0
Monica M. Weed	0	0	39,886	56,250	0	0

(1)	The value of “in-the-money options” represents the difference between the exercise price of such option and the stockprice, which was $1.60 per share at the close of business on December 31, 2002.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the Company’s equity compensation plans and individual compensation arrangements as of December 31, 2002:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	8,913,012	$8.16	1,328,277
Equity compensation plans not approved by security holders	—	—	—
Total	8,913,012	$8.16	1,328,277

(1)	Includes 355,001 shares authorized for issuance under the Company’s 2000 Employee Stock Purchase Plan. The Company may either issue such shares or may acquire such shares on the open market or in privately negotiated transactions, depending upon market conditions and other factors.

Stock Performance Graph

     The following graph compares cumulative total stockholder return on the Company’s Common Stock over the past five fiscal years with the cumulative total return of (i) the Standard & Poors 500 Composite Index, and (ii) the Peer Group Index.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2002

Employment Agreements

     The Company has employment agreements with all five Named Executive Officers.

     Mr. Durrett’s agreement provides for: (i) a minimum base salary of $525,000 per year; (ii) bonus, other incentive compensation and general benefits available to other senior officers; (iii) three equal annual supplemental bonuses of $44,000 each payable in 2000, 2001 and 2002 as long as Mr. Durrett is employed by the Company on the date of payout; (iv) supplemental executive retirement plan (“Durrett SERP”) benefit in the amount of $1,614,000 payable on an annual basis over 18 years, provided Mr. Durrett meets the vesting and age requirements of the Durrett SERP; (v) stock option grants as follows, as long as Mr. Durrett is employed by the Company on the date of grant: 250,000 stock options at fair market value on April 30, 1999; 350,000 stock options on May 20, 1999 at an exercise price equal to $8.375; 225,000 stock options on or before May 20, 2000 at an exercise price equal to $12.00 per share; and 75,000 stock options at fair market value on January 30, 2001; and (vi) 310,000 shares of Common Stock of the Company, subject to certain restrictions as to vesting. Mr. Durrett’s agreement also contains restrictive covenants for the benefit of the Company for a period of three years following termination.

     While Mr. Durrett was originally entitled to receive a grant of 300,000 options on or before May 20, 2000, the Company determined that it did not have an adequate number of options available at that time to provide Mr. Durrett with this full grant. As a result, Mr. Durrett’s agreement was amended to provide for the grant of 225,000 stock options in May 2000 with an exercise price of $12.00 and 75,000 stock options on January 30, 2001 at an exercise price of $4.2813, the then current fair market value.

     If Mr. Durrett’s agreement is terminated by the Company without Cause or by Mr. Durrett for Good Reason, Mr. Durrett is entitled to receive his base salary for a period of three years following the termination date, certain pro rated bonus payments, and the right to continue to participate in certain benefit plans for three years following termination. Similarly, if Mr. Durrett’s employment is terminated within six months after a Change of Control, other than for Cause, he is entitled to receive such severance benefits for three years.

     If a Change of Control occurs after the second anniversary of Mr. Durrett’s employment and Mr. Durrett’s employment terminates for any reason other than Cause within six months after the Change in Control, all vested and unvested options held by Mr. Durrett will immediately vest and remain exercisable for a period of two years after termination of his employment. Mr. Durrett has been employed with the Company since 1999. If Mr. Durrett’s employment is terminated due to his death or disability, all unvested options will immediately vest and be exercisable by Mr. Durrett or his estate for 24 months after his death or termination of employment. If Mr. Durrett terminates his employment for Good Reason, all stock options then held by him continue to vest and remain exercisable in accordance with their original vesting schedule. If the Company terminates Mr. Durrett’s employment without Cause, all vested options held by Mr. Durrett on the date of termination will remain exercisable for a period of 24 months after such termination. If the Company terminates Mr. Durrett’s employment for Cause, all vested options shall remain exercisable for 30 days after such termination.

     Mr. Durrett will be entitled to receive the full benefits specified in the Durrett SERP upon the termination of his employment provided (a) his employment has not been terminated for Cause; (b) he has not breached the restrictive covenants in his employment agreement; and (c) he has met all of the vesting and age requirements specified in the Durrett SERP as of the date of his employment termination. Upon Mr. Durrett’s termination of employment following a Change of Control (other than a termination for Cause), Mr. Durrett will be entitled to receive a lump sum payment equal to the present value of the Durrett SERP benefit regardless of whether he has met the vesting and age requirements specified in the Durrett SERP as long as he has not breached the restrictive covenants specified in his employment agreement.

Mr. Balbirer’s agreement provides for: (i) a minimum base salary of $325,000 per year; (ii) participation in the Company’s bonus plan; and (iii) the right to participate in all benefit plans applicable to similarly situated executives of the Company and to receive all other benefits or perquisites generally provided to other executives of the Company. Mr. Balbirer is also a participant in a supplemental executive retirement plan (“Key Executive SERP”), pursuant to which he is entitled to receive a lump sum payment of $1,000,000 upon the termination of his employment provided (a) his employment has not been terminated for Cause; (b) he has not breached the restrictive covenants in his employment agreement; and (c) as of the date of his employment termination, he has met all of the vesting and age requirements specified in the Key Executive SERP, including the requirement for five years of additional service from November 1, 2002. Upon Mr. Balbirer’s termination of employment following a Change of Control (other than a termination for Cause), Mr. Balbirer will be entitled to receive a lump sum payment equal to the present value of the Key Executive SERP benefit, regardless of whether he has met the vesting and age requirements specified in the Key Executive SERP, as long as he has not breached the restrictive covenants specified in his employment agreement.

     Mr. Kuehnle’s agreement provides for: (i) a minimum base salary of $317,200 per year; (ii) participation in the Company’s bonus plan; and (iii) the right to participate in all benefit plans applicable to similarly situated executives of the Company and to receive all other benefits or perquisites generally provided to other executives of the Company. Mr. Kuehnle is also a participant in the Key Executive SERP on the same terms as are applicable to Mr. Balbirer as set forth above.

     As part of Mr. Kuehnle’s agreement to relocate to the Company’s Chicago headquarters in 2000, the following terms apply: (a) Mr. Kuehnle is entitled to receive reimbursement of his mortgage differential for a period of three years; and (b) if Mr. Kuehnle’s employment with the Company is terminated by IRI without Cause, his responsibilities are significantly reduced without Cause or he ceases to report directly to the Chief Executive Officer of the Company without Cause (in any case other than in the event of a Change in Control), the Company will reimburse Mr. Kuehnle, in an amount not to exceed $100,000, for his relocation to another location in the U.S. within 1 year after termination of his employment.

     Ms. Weed’s agreement provides for: (i) a minimum base salary of $190,155 per year; (ii) participation in the Company’s bonus plan; and (iii) the right to participate in all benefit plans applicable to similarly situated executives of the Company and to receive all other benefits or perquisites generally provided to other executives of the Company.

     The following severance terms are contained in the employment agreements for each of Mr. Balbirer, Mr. Kuehnle and Ms. Weed (each referred to below as the “Executive”):

     If the Company terminates the agreement for Cause, the Company shall have no further liability to the Executive except for accrued salary and other compensation owed to the Executive at the time of termination. If the Company terminates the agreement other than for Cause or Disability and except in the case of a Change in Control, the Executive is entitled to receive: (i) his/her base salary for a period of 12 months following the termination date; (ii) a prorated bonus for the year in which the termination occurs based upon the Executive’s targeted bonus amount for that year; (iii) continuation of the medical, dental, hospitalization, prescription drug and life insurance coverage and benefits provided to the Executive immediately prior to the date of termination for a 12-month period after the termination date; (iv) continued vesting of all unvested stock options during this 12-month period; and (v) reimbursement of executive outplacement services for up to one year, not to exceed $20,000.

     Mr. Bowles’ employment agreement was amended and restated as of May of 2000 to reflect that Mr. Bowles is employed by the Company’s majority-owned subsidiary, IRI InfoScan Ltd. (“IRI InfoScan”) rather than the Company and to amend the provisions related to Change in Control (as defined in the agreement) to mirror the provisions regarding Change in Control contained in the employment agreements of the Company’s other executive officers (see below). Mr. Bowles’ agreement provides for: (i) a minimum base salary of £154,650 (British Pounds) per year; (ii) participation in IRI InfoScan’s bonus plan; (iii) an annual pension contribution equal to 10% of Mr. Bowles’ base salary; and (iv) the right to participate in all benefit plans applicable to senior officers of IRI InfoScan. Mr. Bowles’ status as an Executive Officer was terminated when he resigned from his position as Group President, International Operations, effective as of January 8, 2003, although he remains a full-time employee of IRI InfoScan.

     If Mr. Bowles’ agreement is terminated without Cause other than following a Change in Control, all unvested options held by Mr. Bowles shall immediately vest as of the date of termination and shall be exercisable by Mr. Bowles or his estate for a period of 13 months following termination. If Mr. Bowles terminates his agreement for Good Reason other than following a Change in Control, Mr. Bowles is entitled to receive: (i) his base salary for a period of 12 months following the termination date; (ii) the right to continue to participate, during the 12-month period following termination, in those employee benefit plans in which Mr. Bowles was participating immediately prior to his termination; and (iii) all unvested options shall continue to vest during this 12-month period. If IRI InfoScan terminates Mr. Bowles’ employment for Cause, IRI InfoScan shall have no further liability to Mr. Bowles except for accrued salary and other compensation owed to Mr. Bowles at the time of termination. If Mr. Bowles’ employment with IRI InfoScan is terminated within 24 months following a Change in Control either by IRI InfoScan without Cause or by Mr. Bowles for Good Reason, the Change in Control terms set forth below shall apply.

     The following terms regarding termination of employment following a Change in Control are contained in the employment agreements for each of Mr. Balbirer, Mr. Bowles, Mr. Kuehnle and Ms. Weed (each referred to below as the “Executive”):

     If the Executive’s employment with the Company (or IRI InfoScan, in the case of Mr. Bowles) is terminated within 24 months following a Change in Control either by the Company (or IRI InfoScan, in the case of Mr. Bowles) without Cause or by the Executive for Good Reason, the Executive is entitled to receive: (i) an amount equal to two times the sum of (A) the

Executive’s base salary (at the rate in effect on the date of termination or, if greater, at the rate in effect immediately prior to the Change in Control), and (B) the greater of the highest bonus amount paid or payable to Executive in any of the three full fiscal years of the Company (or IRI InfoScan, in the case of Mr. Bowles) immediately preceding the date of termination or the Executive’s targeted bonus amount for the year in which the date of termination occurs; (ii) continuation of the medical, dental, hospitalization, prescription drug and life insurance coverage and benefits provided to the Executive immediately prior to the Change in Control for a 24-month period after the termination of Executive’s employment; (iv) immediate vesting of all unvested stock options and continued exercisability for all stock options during this 24-month period unless the options sooner expire by their terms; (v) reimbursement of executive outplacement services for up to one year, not to exceed $20,000; and (vi) within 10 days after the date of termination, an amount in a single cash payment equal to two times the amount of the Company matching contribution payable on the Executive’s behalf to the Company’s 401(k) Plan or, in Mr. Bowles’ case, a single cash payment equal to two times the amount of IRI InfoScan’s annual contribution payable on Mr. Bowles’ behalf to IRI InfoScan’s Group Pension Scheme.

     The employment agreements for each of Mr. Balbirer, Mr. Bowles, Mr. Kuehnle and Ms. Weed contain restrictive covenants for the benefit of the Company (or IRI InfoScan, in the case of Mr. Bowles) for a period of two years following termination of employment with the Company (or IRI InfoScan, in the case of Mr. Bowles).

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditor’s independence.

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal year 2002.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company’s independent auditors.

     The foregoing report has been approved by the current members of the Audit Committee.

The Audit Committee Raymond H. Van Wagener, Jr., Chairman James G. Andress William B. Connell Eileen A. Kamerick

ADOPTION OF AMENDMENT TO 1996 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS IN LIEU OF CASH RETAINER

(Proposal Number 2 on the Enclosed Proxy Card)

     The 1996 Stock Plan for Non-Employee Directors in Lieu of Cash Retainer (the “Directors’ Plan”) was adopted by the Executive Committee of the Board of Directors on April 19, 1996 and approved by the Company’s stockholders on May 23, 1996. The proposed amendment to the Directors’ Plan (the “2003 Amendment”) was adopted by the Board of Directors on April 10, 2003, subject to approval by the Company’s stockholders. If stockholder approval is obtained, the 2003 Amendment will become effective on the date of the 2003 Meeting.

     The purpose of the 2003 Amendment is to increase the aggregate number of shares of the Company’s stock available under the Directors’ Plan by 250,000 shares. As of the end of 2002, the Company had fully issued 92,957 of the originally authorized 100,000 shares to the Company’s non-employee directors in accordance with the terms of the Directors’ Plan; therefore, upon adoption of the 2003 Amendment, 257,043 shares of Company stock will be available for future issuance. The Company desires to continue to compensate non-employee directors with shares of Company stock in accordance with terms of the Directors’ Plan.

     The principal features of the Directors’ Plan are summarized below.

     GENERAL

      The purposes of the Directors’ Plan are to promote the long-term success of the Company by more closely aligning the interests of the non-employee directors and the stockholders of the Company, to provide an additional inducement for the non-employee directors to remain as directors for the Company and to provide a means by which the Company may attract qualified persons to serve as directors of the Company.

      The aggregate number of shares which may be issued pursuant to the Directors’ Plan is currently 100,000 shares of the Company Common Stock, subject to proportionate adjustment in the event of stock splits and similar events, of which 92,957 have been issued. The 2003 Amendment would authorize an additional 250,000 shares to be issued pursuant to the Directors’ Plan. The shares may be either authorized but unissued shares, treasury shares or a combination of such shares.

     STOCK IN LIEU OF CASH RETAINER

     Under the Directors’ Plan, each person who is a member of the Board of Directors of the Company and who is not an employee or full-time consultant of the Company or any of its subsidiaries (an “Eligible Director”) is paid quarterly in shares of Common Stock, in lieu of 75 percent of the cash retainer payable for his or her services on the Board. The aggregate “retainer” payable to an Eligible Director (currently $21,000) does not include meeting fees, if any, payable for attendance at meetings of the Board or its committees. The payments of Common Stock to Eligible Directors are made on a quarterly basis each year, based on the fair market value of the Company Common Stock on May 1, August 1, November 1 and February 1 (of the following year). If any of the preceding dates does not fall on a business day, then the next succeeding business day shall be used instead.

      The table below shows the number of shares of Common Stock that will be received by the following groups during calendar year 2003 assuming the 2003 Amendment is approved by stockholders (based upon a $1.20 share price, the fair market value of the Company Common Stock on April 1, 2003):

NUMBER OF SHARES All current executive officers........................................................ 0 All current non-employee directors............................................. 105,000

     ADMINISTRATION

     The Directors’ Plan is administered by the Executive Committee of the Board of Directors or by a different committee appointed by the Board of Directors from time to time and consisting of members of the Board (the “Committee”).

     The Committee has the power to interpret the Directors’ Plan and to prescribe rules, regulations and procedures. All questions of interpretation and application of the Directors’ Plan are subject to the determination of the Committee.

     FEDERAL INCOME TAX CONSEQUENCES

     Under current tax law, a director will recognize taxable income for federal income tax purposes upon receipt of shares of Common Stock in lieu of the annual cash retainer equal to the fair market value of the shares. In each instance that an amount is treated as compensation received, the Company is entitled to a corresponding deduction in the same amount for compensation paid.

     AMENDMENT AND TERMINATION

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Directors’ Plan or any issuance of shares of Common Stock thereunder, except that no such action by the Board of Directors may impair the rights of a participant in the Directors’ Plan with respect to shares of Common Stock issued to him or her under the Directors’ Plan without such participant’s consent. Notwithstanding the foregoing, provisions in the Directors’ Plan which relate to the determination of the number of shares of Common Stock granted to an Eligible Director may not be amended more often than once every six months, other than to conform with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations issued thereunder.

     The Directors’ Plan will remain in effect until it is terminated by the Board of Directors or until no Common Stock remains available for issuance under the Directors’ Plan, and the Company has no further rights or obligations with respect to Common Stock under the Directors’ Plan.

     The proposed 2003 Amendment must be approved by a majority of the votes cast by stockholders present at the Meeting, in person or represented by proxy, and entitled to vote at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE 2003 AMENDMENT TO THE 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal Number 3 on the Enclosed Proxy Card)

     Upon recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent auditors to audit the 2003 consolidated financial statements of the Company and has directed that this selection be presented to the stockholders for approval at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the 1996 fiscal year. Fees for 2002 were: Annual audit - $406,500; Audit related services - $73,300; All other non-audit services - $83,700; Total audit related and all other non-audit services - $157,000.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the selection of Ernst & Young LLP. In the event stockholders fail to ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditor at any time if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     It is anticipated that representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     In order for a proposal by a stockholder of the Company to be included in the Company’s Proxy Statement and form of proxy for the 2004 Annual Meeting of stockholders, the proposal must be received by the Company at its executive offices located at 150 North Clinton, Chicago, Illinois 60661-1416 no later than December 16, 2003. If the Company is not notified of a stockholder proposal by March 1, 2004, then the proxies held by management of the Company may provide the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company has engaged Automatic Data Processing, Inc. (ADP) to assist in the distribution of proxy materials to shareholders of the Company. ADP will receive a fee for such services of approximately $15,000, plus reimbursement of its reasonable out-of-pocket expenses. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

ADDITIONAL INFORMATION

     A copy of the Company’s Annual Report on Form 10K, filed with the Securities and Exchange Commission, is available without charge on the Company’s website at www.infores.com under the heading Investor Relations, or upon written request addressed to the Corporate Secretary of the Company, 150 North Clinton, Chicago, Illinois 60661-1416.

By order of the Board of Directors, INFORMATION RESOURCES, INC. Monica M. Weed Secretary

Chicago, Illinois
April 16, 2003

[This Page Intentionally Left Blank.]

150 NORTH CLINTON STREET CHICAGO, IL 60661

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VOTE BY PHONE - 1-800-690-6903
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PLEASE MARK, SIGN AND DATE, AND RETURN
IN THE ENCLOSED ENVELOPE

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DETACH AND RETURN THIS PORTION ONLY
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INFORMATION RESOURCES, INC.

1.	Election of Directors -
		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee's number on the line below.
	01) Joseph P. Durrett 02) Bruce A. Gescheider 03) John D.C. Little, Ph.D.	o	o	o

		For	Against	Abstain
2.	To adopt an amendment to the Company's 1996 Stock Plan for Non-Employee Directors in Lieu of Cash Retainer to authorize the issuance of an additional 250,000 shares of Company stock thereunder;	o	o	o
3.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year 2003;	o	o	o
4.	In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).
IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

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PROXY	PROXY

INFORMATION RESOURCES, INC.
150 NORTH CLINTON STREET
CHICAGO, ILLINOIS 60661-1416

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders – May 15, 2003

     The undersigned hereby appoints Joseph P. Durrett and Thomas W. Wilson, Jr. as Proxies, each with power to appoint his substitute, and hereby authorizes them, together or separately, to represent and to vote, as designated on the reverse side, all shares of Common Stock of Information Resources, Inc. held of record by the undersigned on March 20, 2003 at the Annual Meeting of Stockholders to be held on May 15, 2003 or any adjournment thereof.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE,
AND RETURN IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)